As filed with the Securities and Exchange Commission on April __, 2004
Registration No. 333- _____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

StockerYale, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts	04-2114473
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

     32 Hampshire Road
Salem, New Hampshire 03079
(603) 893-8778
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Francis J. O'Brien
Executive Vice President, Chief Financial Officer and Treasurer
StockerYale, Inc.
     32 Hampshire Road
Salem, New Hampshire 03079
(603) 893-8778
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Stuart M. Cable, P.C.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109-2881
(617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $0.001 par value	4,585,772 shares	$1.10	$5,044,348	$408.09

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for the Common Stock of StockerYale, Inc., on March 19, 2004, as reported on The Nasdaq National Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated _______, 2004

PROSPECTUS

StockerYale, Inc.

4,585,772 SHARES OF COMMON STOCK

The selling stockholders identified in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, may offer to sell up to an aggregate of 4,585,772 shares of common stock of StockerYale, Inc. StockerYale is filing the registration statement of which this prospectus is a part at this time primarily to fulfill a contractual obligation to do so, which the Company undertook at the time of the original issuance of these shares of common stock.

The common stock of StockerYale is traded under the symbol 'STKR' on The Nasdaq National Market. On March 19, 2004, the reported closing price for the common stock on The Nasdaq National Market was $1.08 per share.

StockerYale will not receive any of the proceeds from the sale of these shares of common stock. StockerYale has agreed to bear all of the expenses in connection with the registration and sale of these shares of common stock (other than underwriting discounts and selling commissions).

     INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE 'RISK FACTORS' BEGINNING ON PAGE 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2004

1 / STKR	2004 Form S-3

ABOUT THIS PROSPECTUS

You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Incorporation of Documents by Reference” on page 18. You should rely only on the information provided in this prospectus or documents incorporated by reference in this prospectus. The Company has not authorized anyone to provide you with different information. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

2 / STKR	2004 Form S-3

OUR BUSINESS

The following is only a summary. The Company urges you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our common stock involves risks. Therefore, carefully consider the information provided under the heading “Risk Factors” beginning on page 4.

Overview

StockerYale, Inc. was incorporated on March 27, 1951 under the laws of the Commonwealth of Massachusetts. In December 1995, the Company completed the registration of its Common Stock with the U.S. Securities and Exchange Commission and its stock now trades on the NASDAQ National Market under the trading symbol 'STKR'.

StockerYale, Inc. (the Company) is an independent designer and manufacturer of structured light lasers, light emitting diodes, (LEDs), fiber optic, and fluorescent illumination technologies as well as specialty optical fiber, phase masks, and advanced optical sub-components for use in a wide range of markets and industries including the machine vision, telecommunications, aerospace, defense and security, utilities, industrial inspection, and medical markets.

Recent Developments

On March 25, 2004, the Company entered into an amended agreement with Merrill Lynch. The amended agreement changes the maturity date from October 31, 2004 in the prior agreement to June 30, 2004 in the March 25, 2004 agreement. The amended agreement also increased the interest from LIBOR + 5.5% in the prior agreement to LIBOR + 7.5% in the March 25, 2004 agreement. All other provisions of the September 30, 2003 agreement remained the same.

On March 19, 2004, the Company entered into an amended agreement with the National Bank of Canada. The new agreement includes a line of credit of C$2,500,000 ($1,875,000 US) and a five-year term note of C$1,396,000 ($1,050,000 US). The amended agreement reduced the net worth covenant from C$10,800,000 in the May 26, 2003 agreement to C$8,000,000 ($6,000,000 US) in the March 19, 2004 agreement as of December 31, 2003. The amended agreement also requires a C$10,000,000 ($7,500,000 US) net worth as of September 30, 2004 and thereafter. The amended agreement also reduced the reduced the inventory component of the line of credit availability from C$750,000 ($560,000 US) to C$625,000 ($470,000 US) and requires the Company to achieve specific net profit targets throughout 2004.

On February 20, 2004, the Company sold a Convertible Note to Laurus Master Funds, LTD. The $4,000,000 Convertible Note matures on February 19, 2007, bears an interest rate of Prime Rate plus 2%, but no less than 6% and provides the holder with the option to convert the loan to common stock at $1.30 per share.

On February 20, 2004, the Company paid TJJ Corporation $4,425,000 representing the outstanding principal and accrued interest on the term note secured by the Company's Salem facility.

On February 3, 2004, the Company completed a private placement of 2,334,130 shares of common stock with existing and new institutional investors at a price of $1.15 per share, which resulted in net proceeds to the Company of approximately $2.6 million. These institutional shareholders were also issued 582,531 warrants entitling them to purchase common stock at $1.50 per share over five years. In addition, the investors were granted 582,531 additional investment rights entitling them to purchase common stock at $1.15 per share. These rights expire ninety trading days after StockerYale completes the registration of the common stock shares.

On January 8, 2004, the Company announced the appointment of Ricardo Diaz as chief operating officer. Mr. Diaz was General Manager at Harris Microwave Division from 1990 to 1999 where he had significant success in making Harris' operations profitable by expanding product lines, improving manufacturing processes, organizing customer management and vendor programs.

On September 30, 2003, the Company entered into an agreement to modify the term of its credit facility with Merrill Lynch Business Financial Services. The new agreement provides a credit facility of $3,450,000 through a term note of $2,450,000 and a line of credit of $1,000,000. The new facility has a one year maturity and bears an interest rate of one month LIBOR + 5.5%, on October 14,2003 the interest rate was 6.6%.

On September 24, 2003, the Company sold a Convertible Note to an institutional investor. The $2,500,000 Convertible Note matures on September 24, 2006, bears interest at a rate equal to the Prime Rate plus 3. 5%, but in no event less than 7.5%, and provides the holder with the option to convert the loan to common stock at $1.07 per share. StockerYale has the right to elect to make the monthly required payments on the convertible note (comprised of principal amortization and interest) in the form of shares of common stock, determined based on the $1.07 conversion price. The Company also issued to the holder seven-year warrants to purchase shares in the following warrant amounts and exercise prices per share of common stock: 225,000 shares at $1.23 per share, 150,000 shares at $1.34 per share and 100,000 shares at $1.44 per share.

On September 24, 2003, StockerYale, Inc. entered into a guarantee of a Euro125,000 in connection with a credit facility provided by the Bank of Ireland to StockerYale Ireland.

On September 18, 2003, the Company entered into an agreement with TJJ Corporation amending the $5,000,000 term note maturing in December 27, 2005. The new agreement results in loan amortization commencing in October 2003 and a reduction in the stockholders' equity covenant from $22,000,000 to $20,000,000. The new principal amortization is $100,000 per month for three months, $150,000 for the next three months and $200,000 per month for the following eleven months. The maturity was also changed to March 1, 2005. All other terms of the term note remained the same.

On August 23, 2003, the Company amended its credit facility with National Bank of Canada reducing the restricted term deposit from C$1,000,000 ($740,000 US) to C$250,000 ($185,000 US) and reducing the term loan from C$2,300,000 ($1,702,000 US) to C$1,550,000 ($1,147,000 US). The net availability of the term loan remained the same. In addition, the bank added Canadian Provincial Government research and development tax credits as additional eligible accounts receivable, which increased the availability of the revolving credit facility by approximately C$300,000 ($222,000 US). All other terms of the credit facility remained the same, including StockerYale, Inc.'s guarantee to fund StockerYale Canada's deficits if requested by the bank.

3 / STKR	2004 Form S-3

The Offering

This prospectus relates to 4,585,772 shares of our common stock that may be offered for sale by the selling stockholders. The Company originally issued 2,334,130 of these shares of common stock as well as 583,533 additional investment rights and 583,533 warrants to purchase common stock in a private placement on February 3, 2004. In that private placement, the Company granted registration rights to the investors.

In June 2000, the Company purchased CorkOpt, Ltd. and issued 319,576 shares of common stock to the previous owners of CorkOpt, Ltd. The Company granted registration rights to those investors. The Company is registering the common stock covered by this prospectus primarily in order to fulfill its contractual obligations with regards to these registration rights. Registration of the common stock does not necessarily mean that all or any portion of such stock will be offered for sale by the selling stockholders.

The Company has agreed to bear the expenses of the registration of the common stock under federal and state securities laws, but it will not receive any proceeds from the sale of any common stock offered under this prospectus.

Warrants

In conjunction with the private placement on February 3, 2004 of 2,334,130 shares of common stock, the Company issued warrants to purchase 583,533 shares of common stock at a price of $1.50 per share. Each warrant expires three years after the date of purchase of the common stock. The Company also issued additional investment rights to purchase 583,533 shares of common stock at a price of $1.15 per share. Each additional investment right expires 90 trading days after the effective date of this registration statement.

The Company had also previously issued warrants to purchase 515,000 shares of common stock at a price of $1.20 per share as part of a private placement of common stock on June 13, 2003. Each warrant expires on June 13, 2006. In that private placement, the Company granted registration rights to the investors.

On December 27, 2002, the Company completed financing for a mortgage on its Salem, New Hampshire headquarters with TJJ Corp. As part of that financing, the Company issued warrants to purchase 250,000 shares of common stock at a price of $1.35 per share and granted registration rights to TJJ. Each warrant expires on December 27, 2007.

Plan of Distribution

The selling stockholders may sell the shares of common stock registered under this prospectus through agents or dealers, directly to one or more individuals, institutions or other purchasers or through any combination of these methods of sale. The distribution of the securities may be effected in one or more transactions at market prices then prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. See 'Plan of Distribution.'

RISK FACTORS

Investing in the Company's securities involves risk. Before making an investment decision, you should carefully consider the following risks as well as other information included or incorporated by reference in this prospectus. The risks and uncertainties the Company has described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently deem immaterial may also affect its business operations.

     If any of the matters included in the following risks were to occur, the Company's business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, the value of its securities could decline and you could lose all or part of your investment.

Risks Related to Its Business

StockerYale's history of losses and the uncertainty of its future profitability make its Common Stock a highly speculative investment

StockerYale has experienced operating losses during each of the years ending December 31, 2001 , 2002, and 2003, and the Company may continue to incur losses. StockerYale cannot predict the size or duration of any future losses. Even if StockerYale does achieve profitability, the Company may be unable to sustain or increase its profitability in the future.

StockerYale may be unable to fund the initiatives required to achieve its business strategy

In 2002, the Company began to focus its resources on opportunities that would result in near-term revenue and simultaneously reduced its operating expenses by 40% on an annualized basis. In 2003, the Company continued to reduce costs and is currently evaluating the restructuring of its product lines. This restructuring could impact several product lines. While the Company believes these efforts will assist it in improving its financial condition, the Company can give no assurances as to whether its cost reduction and product restructuring efforts will be successful. If StockerYale's cost reduction strategies and efforts to raise additional capital are unsuccessful, the Company may be unable to fund its operations.

The Company has historically experienced operating losses over the last several years and may continue to incur losses. The Company cannot predict the size or duration of any future losses. These operating losses have historically been financed through debt or by the sale of equity in the Company.

The Company's future capital requirements will depend on a number of factors, including its profitability, growth rate, working capital requirements, expenses associated with protection of the Company's patents and other intellectual property, and costs of future research and development activities. Future operating results will depend, in part, on the Company's ability to obtain and manage capital sufficient to finance its business. To the extent that funds currently available or expected to be generated from operations are not sufficient to meet current or planned operating requirements, the Company will seek to obtain additional funds through bank credit facilities, equity or debt financing, collaborative or other arrangements with corporate partners and from other sources. Additional funding may not be available when needed or on acceptable terms, which could have a material adverse effect on the Company's business, financial condition and results of operations. If adequate funds are not available, the Company may be required to delay or to eliminate certain expenditures; or license or sell a product line or intellectual property; or scale back or cease operations. In addition, in the event that the Company obtains any additional funding, such financing may have a substantially dilutive effect on the holders of the Company's securities.

4 / STKR	2004 Form S-3

An impairment of goodwill and/or long-lived assets could affect net income, as determined in accordance with generally accepted accounting principles, as reported by the Company

The Company has goodwill on its balance sheet as a result of business combinations consummated in prior years. The Company has also made a significant investment in long-lived assets. In accordance with applicable accounting standards, the Company periodically assesses the value of both goodwill and long-lived assets in light of current circumstances to determine whether an impairment has occurred. If an impairment should occur, the Company would reduce the carrying amount to its fair market value and record an amount of that reduction as a non-cash charge to income, which could adversely affect the Company's net income reported in that quarter in accordance with generally accepted accounting principles. The Company did record a $1,570,000 impairment charge in the fourth quarter of 2002. The Company did record impairment charges of $605,000 and $1,300,000 in the third and fourth quarters of 2003. At this time, the Company cannot definitively state whether an impairment will occur, and if so, the timing or the extent of any such impairment.

StockerYale's ability to continue as a going concern may be dependent on raising additional capital

StockerYale's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to comply with the terms and covenants of its financing agreements, to obtain additional financing or refinancing as may be required, and ultimately to operate on a profitable basis. During the third quarter of 2003 the Company issued a Convertible Note in the amount of $2,500,000 to an institutional investor, negotiated new terms and conditions for its credit facility with Merrill Lynch Business Financial Services and amended its credit agreements with National Bank of Canada and TJJ Corporation. During the first quarter of 2004, the Company closed a private placement and a convertible note totaling net proceeds of $6.1 million and retired the outstanding TJJ Corporation term note of $4.4 million. The Company is also pursuing several additional financing options, including: additional equity and/or debt financing and the sale of real estate. There can be no assurances that the Company will be successful in achieving any of its financing options or implementing its restructuring plan.

Failure to comply with credit facility covenants may result in an acceleration of substantial indebtedness

The Company's indebtedness requires it to comply with various financial and other operating covenants, including covenants to make timely payments of principal and interest. Failure to comply with these covenants, without obtaining a waiver from the lender, would permit the lender to accelerate the repayment of all amounts outstanding under the indebtedness. Such an acceleration would have a material adverse effect on the Company's liquidity, financial condition and results of operation.

As of December 31, 2003, the Company was not in compliance with the stockholders equity and inventory covenants with the National Bank of Canada.

As of December 31, 2003, the company was in compliance with the additional debt and excess private placement proceeds covenants with Merrill Lynch. However, as a result of the private placement of equity and the Convertible Note in February of 2004, the Company was not in compliance with the Merrill Lynch covenants during the first quarter of 2004.

The Company subsequently received waivers and/or amendments for both credit agreements, which brought the Company into compliance as of December 31, 2003.

The waivers and/or amendments are described in footnote 13 of Form 10K for the period ending December 13, 2003. Form 10K was filed on March 30, 2004 and is incorporated by reference.

StockerYale's stock price has been volatile; StockerYale may be subject to litigation due to the volatility of its stock price

StockerYale's stock has experienced significant price and volume fluctuations in recent years. On January 2, 2002 , StockerYale's Common Stock reached $11.10 per share, which was the high in 2002, and, on January 16, 2004 , its Common Stock closed at $1.39 per share. These fluctuations often have no direct relationship to StockerYale's operating performance and there is no assurance that its stock will continue to trade at the current price level. The market price for StockerYale's Common Stock may continue to be subject to wide fluctuations in response to a variety of factors, some of which are beyond its control.

In the past, some companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. In light of the fluctuations in StockerYale's stock price, it is possible that StockerYale may be the subject of such a securities class action litigation in the future. Such litigation often results in substantial costs and a diversion of management's attention and resources and could harm StockerYale's business, prospects, results of operations, or financial condition.

StockerYale's Common Stock price may be negatively impacted if its trading status on Nasdaq National Market changes

For continued inclusion on the NASDAQ National Market, StockerYale must meet certain tests, including a minimum bid price of $1.00 per share. On September 17, 2003 , the Company received a de-listing notice from NASDAQ stating that if the Company did not meet the $1.00 minimum bid price for ten consecutive days the stock would be de-listed from The Nasdaq National Market as of September 26, 2003 . On September 23, 2003, the Company received notice from The Nasdaq National Market that it had rescinded its letter of September 17, 2003 and that the Company had regained compliance with Marketplace Rule 4450 (a)(5). The Company has remained in compliance with the Nasdaq National Market listing requirements through December 31, 2003 and through the date of filing the Form 10K on March 30, 2004, for the year ended December 31, 2003 ; however, there can be no assurances that StockerYale will continue to meet the listing requirements of the Nasdaq National Market in the future.

The shares eligible for future sale may have negative impact on the stock price
Sales of substantial amounts of Common Stock in the public market following the sale of the 4,530,693 shares offered hereby could have an adverse effect on the market price of the Common Stock. In addition to the 4,530,693 shares offered hereby, there are 17,400,076 previously issued and outstanding shares of Common Stock currently eligible for sale subject to the provisions of applicable securities laws as of March 19, 2004. StockerYale has granted options to purchase 3,552,673  shares of Common Stock pursuant to its stock option plans, which are covered by registration statements on file with the Commission and warrants to purchase 1,259,957 shares of Common Stock outside of any plan. In addition, a subsidiary of StockerYale, Lasiris Holdings, Inc., has 84,721 shares of capital stock outstanding that are exchangeable into shares of StockerYale's Common Stock on a one-for-one basis at the option of the holders. Lasiris Holdings is the entity through which StockerYale acquired and continues to own StockerYale Canada (formerly, known as Lasiris, Inc.).

5 / STKR	2004 Form S-3

StockerYale's quarterly results are likely to be volatile

The implementation of StockerYale's business strategy makes prediction of future revenues difficult. StockerYale believes that its ability to accurately forecast revenues from sales of its products is also limited because of the development and sales cycles. This makes it difficult to predict the quarter in which sales will occur.

StockerYale's expense levels are based, in part, on its expectations regarding future revenues, and its expenses are generally fixed, particularly in the short term. StockerYale may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any significant shortfall of revenues in relation to StockerYale's expectations could cause significant declines in the Company's quarterly operating results.

StockerYale's operating results have varied on a quarterly basis during its operating history and are likely to fluctuate significantly in the future. StockerYale's operating results may be below the expectations of its investors as a result of a variety of factors, many of which are outside of the Company's control. Accordingly, StockerYale believes that quarter-to-quarter comparisons of its operating results are not necessarily meaningful. Investors should not rely on the results of one quarter as an indication of StockerYale's future performance.

StockerYale does not plan to pay dividends on the Common Stock

StockerYale has not and does not expect to declare or pay any cash dividends in the foreseeable future. StockerYale intends to retain all earnings, if any, in order to expand its operations.

StockerYale depends on a limited number of suppliers and may not be able to ship products on time if it is unable to obtain an adequate supply of raw materials and equipment on a timely basis

StockerYale depends on a limited number of suppliers of raw materials and equipment used to manufacture its products. StockerYale typically does not have long-term agreements with its suppliers and, therefore, its suppliers generally may stop supplying materials and equipment to StockerYale at any time. This reliance on a sole or limited number of suppliers could result in delivery problems and reduced control over product pricing and quality.

A small number of affiliated stockholders control a significant portion of StockerYale's stock

As of the date hereof, StockerYale's executive officers and directors as a group beneficially own or control approximately twenty percent (20%) of its Common Stock. Accordingly, these persons will have the ability to significantly influence StockerYale's Board of Directors and, therefore, the business, policies, executive compensation, and affairs of the Company. Furthermore, such influence could preclude any unsolicited acquisition of the Company and, consequently, adversely affect the market price of the Common Stock.

The loss of StockerYale's key personnel or the inability to recruit additional personnel may harm its business

StockerYale is highly dependent on its senior and middle management as well as its technical and research personnel. In particular, the loss of Mark W. Blodgett, the Chairman and Chief Executive Officer, or other key personnel, could harm the Company significantly. The loss of key management personnel or an inability to attract and retain sufficient numbers of qualified management personnel could materially and adversely affect StockerYale's business, results of operations, financial condition or future prospects.

In the event financial information included or incorporated in this prospectus that was audited by Arthur Andersen LLP is later determined to contain false statements you may be unable to recover damages from Arthur Andersen LLP

Our consolidated balance sheet as of December 31, 2001 and the related statements of operations, stockholders' equity and cash flows for the fiscal years ended December 31, 2001 and 2000 were audited by Arthur Andersen LLP. Arthur Andersen has ceased operations in the U.S. As a result, you may be limited in our ability to recover damages from Arthur Andersen under the Securities Act of 1933, as amended, if it is later determined that there are false statements contained in any portion of this prospectus in reliance on financial data audited by Arthur Andersen.

The Company may not be able to obtain sufficient capital to fund its operating losses.

The Company has historically experienced operating losses over the last several years and may continue to incur losses. The Company cannot predict the size or duration of any future losses. These operating losses have historically been financed through debt or by the sale of equity in the Company.

The Company's future capital requirements will depend on a number of factors, including its profitability, growth rate, working capital requirements, expenses associated with protection of the Company's patents and other intellectual property, and costs of future research and development activities. Future operating results will depend, in part, on the Company's ability to obtain and manage capital sufficient to finance its business. To the extent that funds currently available or expected to be generated from operations are not sufficient to meet current or planned operating requirements, the Company will seek to obtain additional funds through bank credit facilities, equity or debt financing, collaborative or other arrangements with corporate partners and from other sources. Additional funding may not be available when needed or on acceptable terms, which could have a material adverse effect on the Company's business, financial condition and results of operations. If adequate funds are not available, the Company may be required to delay or to eliminate certain expenditures; or license or sell a product line or intellectual property; or scale back or cease operations. In addition, in the event that the Company obtains any additional funding, such financing may have a substantially dilutive effect on the holders of the Company's securities.

The Company has many competitors in its field and its technologies may not remain competitive.

The Company participates in a rapidly evolving field in which technological developments are expected to continue at a rapid pace. The Company has many competitors in the United States and abroad, including various fiber optic component manufacturers, universities and other private and public research institutions. The Company's success depends upon its ability to develop and maintain a competitive position in the product categories and technologies on which the Company focuses. The introduction of new products incorporating new technologies or the emergence of new industry standards could make it more difficult for the Company's existing products to compete in terms of pricing or functionality. Many of the Company's competitors have greater capabilities, experience and financial resources than the Company. Competition is intense and is expected to increase as new products enter the market and new technologies become available.

The Company's customers are not obligated to buy material amounts of its products and may cancel or defer purchases on short notice.

The Company's customers typically purchase its products under individual purchase orders and may cancel or defer purchases on short notice without significant penalty. Accordingly, sales in a particular period are difficult to predict. Decreases in purchases, cancellations of purchase orders or deferrals of purchases may have a material adverse effect on the Company, particularly if the Company does not anticipate them.

The Company faces risks associated with its international operations.

The Company distributes and sells certain of its products internationally. As a result, the Company is subject to risks associated with operating in a foreign country, including fluctuations in foreign currency exchange rates, imposition of limitations on conversion of foreign currencies into dollars or remittance of dividends and other payments by foreign subsidiaries, imposition or increase of withholding and other taxes on remittances and other payments on foreign subsidiaries, hyperinflation and imposition or increase of investment and other restrictions by foreign governments. Such risks may have a material adverse effect on the Company's business, results of operations and financial condition in the future.

6 / STKR	2004 Form S-3

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance and can be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” that may cause our or our industry's actual results, levels of activity, performance or achievements to vary from those expressed or implied by such forward-looking statements. Before deciding to purchase our common stock you should carefully consider the risks described in the “Risk Factors” section, in additional to the other information set forth in this prospectus and the documents incorporated by reference herein.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of such statements. The Company does not intend to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results except as required by law.

USE OF PROCEEDS

StockerYale will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

REGISTRATION RIGHTS

The following is a summary of the material terms and provisions of the registration rights which the Company granted to the investors in connection with the private placement. It may not contain all of the information that is important to you. You can access complete information by referring to the form of stock purchase agreement, which was filed as an exhibit to the registration statement of which this prospectus is a part.

The Company is filing this registration statement pursuant to the terms of the registration rights granted to the investors in connection with the private placement. Under the registration rights granted in the private placement, the Company must use commercially reasonable efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission by May 4, 2004, and the Company must keep the registration statement continuously effective until the earlier of:

  the date on which the investors may sell the shares of common stock without registration under the Securities Act of 1933, as amended;
  the date on which the investors have sold all their shares of common stock covered by this prospectus pursuant to the registration statement or otherwise; or
  the date on which the shares may be sold pursuant to paragraph (k) of Rule 144.

Any shares of common stock sold by the investors pursuant to this prospectus will no longer be entitled to the benefits of the registration rights agreement. The Company has agreed to bear the expenses of registering the sale of the shares of common stock by the investors.

Pursuant to the registration rights, the Company has agreed to indemnify the investors against all losses, claims, damages, liabilities, costs and expenses arising under the securities laws in connection with the registration statement or this prospectus, subject to limitations specified in the registration rights.

7 / STKR	2004 Form S-3

In addition, the investors have agreed to indemnify us, our officers, directors, and any person who controls our company against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws which result from:

  information furnished to us by the investors for use in the registration statement or this prospectus or any investor's failure to comply with certain provisions of the form of stock purchase agreement, a copy of which was filed as an exhibit to the registration statement of which this prospectus is a part.

SELLING STOCKHOLDERS

The following table sets forth the number of shares of common stock beneficially owned by the selling stockholders as of March 19, 2004, the number of shares of common stock covered by this prospectus and the total number of shares of common stock which the selling stockholders will beneficially own upon completion of this offering. This table assumes that the selling stockholders will offer for sale all of their shares of common stock.

The common stock offered by this prospectus may be offered from time to time by the selling stockholders named below, or by any of their pledgees, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided to us by representatives of the selling stockholders, or on our records, as of March 19, 2004 and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus.

	Shares			Shares
	Beneficially			Beneficially
	Owned		Shares	Owned
	Prior to		Being	After
	Offering(1)		Offered	Offering(1)

Selling Stockholder	Number	Percent		Number	Percent

Vertical Ventures, LLC	626,087	-	626,086	0	*
Van Wagoner Private Opportunities	2,583,560	14.8%	687,500	1,896,060	8.6%
Alpha Capital AG	280,000	-	280,000	0	-
Finsbury Technology Trust	282,826	1.6%	285,826	0	-
Smithfield Fiduciary LLC	217,391	-	217,391	0	-
OTAPE Investments LLC	173,913	-	183,913	0	-
Omicron Master Trust	173,913	-	173,913	0	-
The Close Finsbury Global Technology Fund	76,985	-	25,000	0	-
The Pulsar Technology Fund	38,600	-	20,000	0	-
The Tectics Fund	49,200	-	20,000	0	-
Duncan Byatt	15,000	-	15,000	0	-

TJJ Corp	245,000	-	245,000	0	-
Sarah Leggat	5,000		5,000	0	-

Bankhaus Schelhammer & Schattera AG*	16,250	-	16,250	0	-
Coutts Bank (Switzerland) Ltd.	37,500	-	37,500	0	-
Eagle & Dominion EuroAmerican Growth Fund LP	27,500	-	27,500	0	-
Eagle & Dominion EuroAmerican Growth Fund Ltd.	97,500	-	97,500	0	-
Elizabeth Lindt Colter	2,500	-	2,500	0	-
Frank Mayer	12,500	-	12,500	0	-
Kenneth Colter	6,250	-	6,250	0	-
Marshall Wace LLP	1,244,700	7.2%	112,500	1,132,200	5.2%
Ronald M. Urvater	15,000	-	15,000	0	-

John Eakins	6,018	-	6,018	0	-
John Kiely	6,018	-	6,018	0	-
Seamus Buckley	18,055	-	18,055	0	-
James Lyons	12,037	-	12,037	0	-
Desmond Byrne	6,018	-	6,018	0	-
Kiernan Hart	12,037	-	12,037	0	-
David Irish	12,037	-	12,037	0	-
Patricia Horan	30,092	-	30,092	0	-
Basil Casserly	6,018	-	6,018	0	-
Tom Meade	30,092	-	30,092	0	-
Gary Duffy	30,092	-	30,092	0	-
Mary Coady	8,426	-	8,426	0	-
Fiona Duffy	12,037	-	12,037	0	-
Nora O'Dowling	12,037	-	12,037	0	-
Joseph Barter	6,018	-	6,018	0	-
PJ O'Driscoll	15,046	-	15,046	0	-
Bernard Cronin	15,046	-	15,046	0	-
Dennis J. O'Reilly	12,037	-	12,037	0	-
Jerome O'Reilly	12,037	-	12,037	0	-
Fintan Crowley	6,018	-	6,018	0	-
Kieran Quill	6,018	-	6,018	0	-
Mick McCarthy	18,055	-	18,055	0	-
Jerry Moynihan	12,037	-	12,037	0	-
Pat Dineen	12,037	-	12,037	0	-
P. O'Shea	3,611	-	3,611	0	-

*	Less than 1%.

(1)	Percentages after the offering are based on 21,930,769 shares of common stock outstanding.

8 / STKR	2004 Form S-3

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest, may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

  block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;
  an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;
  ordinary brokerage transactions and transactions in which the broker solicits purchases;
  privately negotiated transactions;
  short sales;
  through the writing of options on the securities, whether the options are listed on an options exchange;
  through the distribution of the securities by any selling stockholder to its partners, members or stockholders;
  one or more underwritten offerings on a firm commitment or best efforts basis; and
  any combination of any of these methods of sale.

The selling stockholders may also transfer the securities by gift. The Company does not know of any arrangements by the selling stockholders for the sale of any of the securities.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, one ore more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of selling stockholder's securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's securities will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholders' securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

9 / STKR	2004 Form S-3

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be 'underwriters' within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling stockholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five year business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

The Company has agreed to indemnify in certain circumstances the selling stockholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify the Company in certain circumstances against certain liabilities, including liabilities under the Securities Act.

The securities offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act. The Company agreed to register the securities under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until the earlier of the date on which the selling stockholders may sell the securities without registration under the Securities Act, the date on which the selling stockholders have sold all of the securities or two years after the effective date of the registration statement. The Company has agreed to pay all expenses in connection with this offering, including the fees and expenses of counsel or other advisors to the selling stockholders, but not including underwriting discounts, concessions, commissions or fees of the selling stockholders or any fees and expenses of counsel or other advisors to the selling stockholders.

The Company will not receive any proceeds from sales of any securities by the selling stockholders.

The Company can not assure you that the selling stockholders will sell all or any of the securities offered for sale under this prospectus.

LEGAL MATTERS

The validity of the issuance of the shares offered hereby will be passed upon for the Company by its counsel, Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements and financial statement schedules in Item 15a(2) as of and for the years ended December 31, 2003 and 2002, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which reports express an unqualified opinion and includes explanatory paragraphs relating to (1) the substantial doubt with respect to the Company's ability to continue as a going concern (2) the change in 2002 in the method of accounting for goodwill and intangible assets, and (3) the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which Deloitte & Touche LLP has expressed no opinion or other form of assurance other than with respect to such disclosures), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Arthur Andersen LLP, independent auditors, have audited our consolidated financial statements and financial statement schedule included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and financial statement schedule are incorporated by reference in reliance on Arthur Andersen LLP's report, given on their authority as experts in accounting and auditing. We dismissed Arthur Andersen as our independent public accountants, effective July 25, 2002. After reasonable efforts, we have been unable to obtain Arthur Andersen's written consent to the incorporation by reference into this prospectus and the registration statement of Arthur Andersen's audit reports ;with respect to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001. Under these circumstances, Rule 437a under the Securities Act permits us to file this prospectus and the registration statement without a written consent from Arthur Andersen. As a result, with respect to transactions in our securities pursuant to this prospectus that occur subsequent to the date this prospectus is filed with the Securities and Exchange Commission, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act.

10 / STKR	2004 Form S-3

WHERE YOU CAN FIND MORE INFORMATION

StockerYale, Inc. is a public company and files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document the Company files at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The Company's SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. In addition, the Company's stock is listed for trading on The Nasdaq National Market. You can read and copy reports and other information concerning the Company at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.

This prospectus is only part of a Registration Statement on Form S-3 that the Company has filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. The Company has also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

  inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room, obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or obtain a copy from the SEC web site.

INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” the information the Company files with it, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information the Company files later with the SEC will automatically update and supersede this information. The Company incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference as of their respective dates of filing are:

  The Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004;
  The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 15, 2003;
  The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on August 14, 2003;
  The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on November 14, 2003;
  The Company's Current Report on Form 8-K filed April 25, 2003 with respect to a press release the Company issued on April 25, 2003 announcing its first quarter 2003 financial results;
  The Company's Current Report on Form 8-K filed June 24, 2003 with respect to a press release the Company issued on June, 2003 announcing its new credit facility, a private placement of stock and a new director;
  The Company's Current Report on Form 8-K filed August 5, 2003 with respect to a press release the Company issued on July 30, 2003 announcing its second quarter 2003 financial results;
  The Company's Current Report on Form 8-K filed August 27, 2003 with respect to a press release the Company issued on August 26, 2003 announcing a Special Meeting to authorize a reverse split of its common stock;
  The Company's Current Report on Form 8-K filed October 1, 2003 with respect to issuance of a $2,500,000 Convertible Note to an institutional investor;
  The Company's Current Report on Form 8-K filed November 5, 2003 with respect to a press release the Company issued on November 4, 2003 announcing its third quarter 2003 financial results;
  The Company's Current Report on Form 8-K filed January 26, 2004 with respect to a press release the Company issued on January 8, 2004 announcing the appointment of Ricardo Diaz as Chief Operating Officer;
  The Company's Current Report on Form 8-K filed February 4, 2004 with respect to a private placement of common stock to existing and new institutional investors;
  The Company's Current Report on Form 8-K filed February 26, 2004 with respect to a press release concerning the placement of common stock and a convertible note to institutional investors;
  The Company's Current Report on Form 8-K filed March 17, 2004 with respect to a press release concerning financial results for the Company's fourth quarter and fiscal year ended December 31, 2003; and
  All of the filings pursuant to the Securities Exchange Act of 1934 after the date of filing of the original registration statement and prior to the effectiveness of the registration statement.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting StockerYale, Inc., 32 Hampshire Road, Salem, New Hampshire 03079, Attention: Investor Relations. The Investor Relations Department can be reached via telephone at (609) 870-8229 or via email at fpilon@stockeryale.com.

To the extent that any statements contained in a document incorporated by reference are modified or superceded by any statements contained in this prospectus, such statements shall not be deemed incorporated in this prospectus except as so modified or superceded.

11 / STKR	2004 Form S-3

All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering are incorporated by reference and become a part of this prospectus from the date such documents are filed. Any statement contained in this prospectus or in a document incorporated by reference is modified or superceded for purposes of this prospectus to the extent that a statement contained in any subsequent filed document modifies or supercedes such statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

The following table sets forth the Company's estimates (other than the SEC and Nasdaq registration fees) of the expenses in connection with the issuance and distribution of the shares of common stock being registered. None of the following expenses are being paid by the selling stockholder.

Item	Amount
SEC registration fee	$408
Legal fees and expenses	35,000
Accounting fees and expenses	3,500
Transfer agent fees	1,000
Commissions	84,600
Miscellaneous fees and expenses	5,000
Total	$129,508

Item 15.   Indemnification of Directors and Officers.

The Company is a Massachusetts corporation. Massachusetts General Laws Chapter 156B, Section 67 provides that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the corporation's articles of organization, a by-law adopted by the stockholders, or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

Section 67 also provides that a corporation may purchase and maintain insurance against liability incurred by an officer, director, employee or other agent of the corporation, or who serve at its request in any capacity with respect to any employee benefit plan, in his capacity as or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

The Company's By-laws provide that directors and officers of our company shall be indemnified by the Company against liabilities and expenses arising out of service as a director or officer of our Company. Our By-laws provide that such indemnification shall not be provided if (i) it is determined that the action giving rise to the liability was not taken in good faith and in the reasonable belief that the action was in the best interests of our Company or (ii) in a criminal matter, it is adjudicated or determined that the director or officer had reasonable cause to believe his conduct was unlawful. No indemnification shall be provided for any director or officer with respect to any proceeding by or in the right of our Company or alleging that a director or officer received an improper personal benefit if he is adjudged liable to us in such proceeding. The By-laws provide that the indemnification provision in the By-laws does not limit any other right to indemnification existing independently of the By-laws. The By-laws also provide that the right of directors and officers to indemnification is a contract right.

12 / STKR	2004 Form S-3

Under the Company's By-laws, indemnification shall include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of any undertaking by the person indemnified to repay such payment if he shall be adjudicated or determined to be not entitled to such indemnification under the By-laws, which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided even if the person to be indemnified is no longer an officer, director, or employee of our Company.

The By-laws provide that the Company is authorized to purchase and maintain liability insurance on behalf of any of its directors, officers, employees or agents, whether or not it would have power to indemnify him against such liability or cost.

LIMITATION OF LIABILITY

Massachusetts General Laws Chapter 156B, Section 13 enables a corporation in its original articles of organization or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Sections 61 and 62 of Chapter 156B (providing for liability of directors for authorizing illegal distributions and for making loans to directors, officers and certain shareholders) or (iv) for any transaction from which a director derived an improper personal benefit.

The Company's Amended and Restated Articles of Organization provide that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of the director's fiduciary duties. This limitation of liability does not limit any director's liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Sections 61 and 62 of Chapter 156B (providing for liability of directors for authorizing illegal distributions and for making loans to directors, officers and certain shareholders) or (iv) for any transaction from which the director derived an improper personal benefit.

The Company currently carries a directors' and officers' liability insurance policy covering its directors and officers.

13 / STKR	2004 Form S-3

Item 16.   Exhibits

(a)	.	EXHIBIT INDEX

Exhibit
Number		Description of Document

4.2		Amended and Restated Articles of Organization of StockerYale, Inc., incorporated by reference to Exhibit 3.1 of StockerYale's Form 10-KSB for the year ended December 31, 2000.
4.3		Amendment to the Amended and Restated Articles of Organization of StockerYale, Inc., incorporated by reference to Exhibit 3.1 of StockerYale's Form 10-QSB for the quarter ended June 30, 2001
4.4		Amended and Restated Bylaws of StockerYale, Inc., incorporated by reference to Exhibit 3.2 of StockerYale's Form 10-SB, as amended, filed on November 2, 1995
*5.1		Opinion of Goodwin Procter LLP
*23.1		Consent of Deloitte & Touche LLP
*23.2		Notice Regarding Consent of Arthur Andersen LLP
24.1		Power of Attorney (included on signature page)
99.1		Securities Purchase Agreement, incorporated by reference to Exhibit 10.1 of StockerYale's Form 8-K filed on February 4, 2004.
99.2		Form of Warrant Agreement, incorporated by reference to Exhibit 10.1 of StockerYale's Form 8-K filed on February 4, 2004.
99.3		Form of Additional Investment Right Agreement, incorporated by reference to Exhibit 10.1 of StockerYale's Form 8-K filed on February 4, 2004.
*99.4		Securities Purchase Agreement for Van Wagoner Private Opportunities.

* Included herewith

Item 17.   Undertakings

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

14 / STKR	2004 Form S-3

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salem and State of New Hampshire on the 1st day of April, 2004.

StockerYale, Inc.

By:	/s/ Mark W. Blodgett

Mark W. Blodgett
Chairman and Chief Executive Officer

15 / STKR	2004 Form S-3

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned officers and directors of StockerYale, Inc. hereby severally constitutes each of Mark W. Blodgett and Francis J. O'Brien, with full power of substitution, his or her true and lawful attorney with full power to him, to sign for the undersigned and in his or her name in the capacity indicated below, the registration statement filed herewith and any and all amendments to said registration statement (including amendments pursuant to Rule 462), and generally to do all such things in his or her name and in his or her capacity as an officer or director to enable StockerYale, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming his or her signature as it may be signed by his or her said attorney, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
	Director and Chairman of the Board	April 1, 2004
/s/ Mark W. Blodgett Mark W. Blodgett	(Principal Executive Officer)

	Sr. Vice President and Chief Financial Officer	April 1, 2004
/s/ Francis J. O'Brien Francis J. O'Brien	(Principal Financial and Accounting Officer)

/s/ Lawrence W. Blodgett Lawrence W. Blodgett	Director	April 1, 2004

/s/ Patrick J. Zilvitis Patrick J. Zilvitis	Director	April 1, 2004

/s/ Steven E. Karol Steven E. Karol	Director	April 1, 2004

/s/ Raymond J. Oglethorpe Raymond J. Oglethorpe	Director	April 1, 2004

/s/ Dietmar E. Klenner Dietmar E. Klenner	Director	April 1, 2004

16 / STKR	END	2004 Form S-3

EXHIBIT 5.1
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109-2881

March 31, 2004
StockerYale, Inc.
32 Hampshire Road
Salem, New Hampshire 03079

Ladies and Gentlemen:

In accordance with Item 601(b)(5) of Regulation S-K, we are furnishing this opinion to you in our capacity as counsel to StockerYale, Inc., a Massachusetts corporation (the "Company") in connection with the registration, pursuant to the Securities Act of 1933, as amended (the "Securities Act") of 4,585,772 shares (the "Shares") of common stock, par value $0.001 per share, of the Company which may be sold by the selling stockholders named in a registration statement on Form S-3. These Shares represent (1) 2,334,130 shares of common stock, par value $.001 per share, of the Company sold in a private placement pursuant to that certain Securities Purchase Agreement dated as of February 3, 2004 by and among the Company and certain investors (the "Securities Purchase Agreement"); (2) 583,533 shares of common stock, par value $0.001, underlying the warrants issued by the Company to certain investors (the "Warrants"); (3) 583,533 shares of common stock, par value $0.001, underlying the rights to purchase certain additional amounts of shares upon terms set forth in the Additional Investor Right Agreements (the "AIR Agreements"), (collectively, the "Private Placement"); (4) 319,576 shares of common stock, par value $0.001 issued in connection with the Company's purchase of StockerYale Ireland Ltd. (f/k/a Cork Opt Ltd.); and, (5) 250,000 shares of common stock, par value $0.001, underlying the warrants issued by the Company to TJJ Corporation (the "TJJ Warrants").

In connection with rendering this opinion, we have examined the Articles of Organization and the Bylaws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we have deemed material; a registration statement on Form S 3 under the Securities Act relating to the Shares and the prospectus contained therein; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and The Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that:

1. The shares issued pursuant to that certain Securities Purchase Agreement are duly authorized, validly issued, fully paid and nonassessable under the Massachusetts Business Corporation Law;

2. Upon delivery of shares in accordance with the terms of the Warrants, the AIR Agreements and the TJJ Warrants, all shares issued therewith will be duly authorized, validly issued, fully paid and nonassessable under the Massachusetts Business Corporation Law; and

3. The shares issued pursuant to the purchase of StockerYale Ireland Ltd. (f/k/a Cork Opt Ltd.), are duly authorized, validly issued, fully paid and nonassessable under the Massachusetts Business Corporation Law.

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 53 Business Lawyer 831 (May 1998).

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

This opinion is given as of the date first set forth above, and may only be relied upon while this Registration Statement is in effect. We assume no obligation to update this opinion after the date hereof. We hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to our firm under the caption "Legal Matters" in the prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Goodwin Procter LLP
Goodwin Procter LLP

1 / STKR	END	2004 Form S-3

EXHIBIT 23. 1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of StockerYale, Inc. on Form S-3 of our report dated March 29, 2004, relating to the consolidated financial statements and supplemental schedules in Item 15a(2) of StockerYale, Inc. as of and for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the substantial doubt with respect to the Company's ability to continue as a going concern (2) the change in 2002 in the method of accounting for goodwill and intangible assets, and (3) the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures) appearing in the Annual Report on Form 10-K of StockerYale, Inc. for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
April 1, 2004

1 / STKR	END	2004 Exhibit 23.1

EXHIBIT 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

StockerYale, Inc. (the "Company") dismissed Arthur Andersen LLP ("Andersen") as its independent auditors, effective July 25, 2002. After reasonable efforts, the Company has been unable to obtain Andersen's written consent to the incorporation by reference into this registration statement (Form S-3) and related prospectus of Andersen's audit reports with respect to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. Under these circumstances, Rule 437a under the Securities Act permits the Company to file this registration statement and related prospectus without a written a consent from Andersen. As a result, with respect to transactions in the Company's securities pursuant to the registration statement that occur subsequent to the date this registration statement is filed with the Securities and Exchange Commission, Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act.

1 / STKR	END	2004 Exhibit 23.2

EXHIBIT 99.4

EXECUTION COPY	February 3, 2004

SECURITIES PURCHASE AGREEMENT

   This Securities Purchase Agreement (this "Agreement") is dated as of February 3, 2004 among StockerYale, Inc., a Massachusetts corporation (the "Company"), and the purchasers identified on the signature pages hereto (each, a "Purchaser" and collectively, the "Purchasers").

   WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), the Company desires to issue and sell to the Purchasers, and the Purchasers, severally and not jointly, desire to purchase from the Company, securities of the Company as more fully described in this Agreement.

   NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Purchasers agree as follows:

ARTICLE I
DEFINITIONS

    1.1 Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated:

"Additional Investment Rights" means, collectively, the Additional Investment Rights issued and sold under this Agreement, in the form of Exhibit A.

"Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another Person, as such terms are used in and construed under Rule 144 under the Securities Act.

"Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

"Change of Control" means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than one-half of the voting rights or equity interests in the Company; (ii) a replacement of more than one-half of the members of the Company's board of directors that is not approved by those individuals who are members of the board of directors on the date hereof (or other directors previously approved by such individuals); (iii) a merger or consolidation of the Company or any significant Subsidiary or a sale of more than one-half of the assets of the Company in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Company's securities prior to the first such transaction continue to hold at least a majority of the voting rights and equity interests in the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Company or any significant Subsidiary that constitutes or results in a transfer of more than one-half of the voting rights or equity interests in the Company; (v) consummation of a "Rule 13e-3 transaction" as defined in Rule 13e-3 under the Exchange Act with respect to the Company, or (vi) the execution by the Company or its controlling shareholders of a definitive agreement providing for any of the foregoing events.

"Closing" means the closing of the purchase and sale of the Shares, the Additional Investment Rights and the Warrants pursuant to Section 2.1.

"Closing Date" means the date of the Closing.

1 / STKR	2004 Exhibit 99.4

"Closing Price" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market or any other national securities exchange, the closing price per share of the Common Stock for such date (or the nearest preceding date) on the primary Eligible Market or exchange on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (c) if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent closing bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by Purchasers holding a majority of the Securities.

"Commission" means the Securities and Exchange Commission.

"Common Stock" means the common stock of the Company, par value $0.001 per share.

"Common Stock Equivalents" means, collectively, Options and Convertible Securities.

"Company Counsel" means Goodwin Procter LLP, counsel to the Company.

"Convertible Securities" means any stock or securities (other than Options) convertible into or exercisable or exchangeable for Common Stock.

"Effective Date" means the date that the Registration Statement is first declared effective by the Commission.

"Eligible Market" means any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, the NASDAQ SmallCap Market or the Nasdaq OTC Bulletin Board.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excluded Stock" means the issuance of Common Stock (A) upon exercise or conversion of any options or other securities described in Schedule 3.1(f) (provided that such exercise or conversion occurs in accordance with the terms thereof, without amendment or modification, and that the applicable exercise or conversion price or ratio is described in such schedule) or otherwise pursuant to any employee benefit plan described in Schedule 3.1(f) or hereafter adopted by the Company and approved by its stockholders, or (B) in connection with any issuance of shares or grant of options to employees, officers, directors or consultants of the Company pursuant to a stock option plan or other incentive stock plan duly adopted by the Company's board of directors or in respect of the issuance of Common Stock upon exercise of any such options, (C) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter (excluding any equity line) in an aggregate offering amount greater than $20,000,000, (D) in connection with a bona fide joint venture or development agreement or strategic partnership, the primary purpose of which is not to raise equity capital or (E) in connection with a financing currently contemplated by the Company for the primary purpose of replacing the mortgage on the Company's New Hampshire real property, which financing is likely to include convertible debt and warrants and would be expected to raise no more than approximately $4 million.

"Filing Date" means March 19, 2004.

"Lien" means any lien, charge, claim, security interest, encumbrance, right of first refusal or other restriction.

"Losses" means any and all losses, claims, damages, liabilities, settlement costs and expenses, including, without limitation, costs of preparation and reasonable attorneys' fees.

"Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

2 / STKR	2004 Exhibit 99.4

"Person" means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or any court or other federal, state, local or other governmental authority or other entity of any kind.

"Per Unit Purchase Price" means $1.15.

"Proceeding" means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

"Prospectus" means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus including post effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

"Purchaser Counsel" has the meaning set forth in Section 6.2(a).

"Registrable Securities" means any Common Stock (including the Shares and Underlying Shares) issued or issuable pursuant to the Transaction Documents, together with any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing.

"Registration Statement" means each registration statement required to be filed under Article VI, including (in each case) the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

"Required Effectiveness Date" means May 4, 2004.

"Rule 144," "Rule 415," and "Rule 424" means Rule 144, Rule 415 and Rule 424, respectively, promulgated by the Commission pursuant to the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

"Securities" means the Shares, the Additional Investment Rights, the Warrants and the Underlying Shares.

"Shares" means an aggregate of 1,706,304 shares of Common Stock, which are being issued and sold to the Purchasers at the Closing.

"Subsidiary" means any Person in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest.

"Trading Day" means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market, (b) if the Common Stock is not then listed or quoted and traded on any Eligible Market, then a day on which trading occurs on the NASDAQ National Market (or any successor thereto), or (c) if trading ceases to occur on the NASDAQ National Market (or any successor thereto), any Business Day.

3 / STKR	2004 Exhibit 99.4

"Trading Market" means the Nasdaq National Market or any other Eligible Market, or any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.

"Transaction Documents" means this Agreement, the Additional Investment Rights, the Warrants, the Transfer Agent Instructions and any other documents or agreements executed in connection with the transactions contemplated hereunder.

"Transfer Agent Instructions" means the Irrevocable Transfer Agent Instructions, in the form of Exhibit E, executed by the Company and delivered to and acknowledged in writing by the Company's transfer agent.

"Underlying Shares" means the shares of Common Stock issuable upon exercise of the Additional Investment Rights and the Warrants.

"Unit" means one Share and an Additional Investment Right to acquire 0.20 of a share of Common Stock.

"Warrants" means, collectively, the Common Stock purchase warrants issued and sold under this Agreement, in the form of Exhibit B, and any warrants or replacement warrants issued upon exercise transfer, exchange or partial exercise of such warrants.

ARTICLE II
PURCHASE AND SALE

    2.1 Closing.  Subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall issue and sell to each Purchaser, and each Purchaser shall, severally and not jointly, purchase from the Company, such number of Units indicated below such Purchaser's name on the signature page of this Agreement at the Per Unit Purchase Price. The Closing shall take place at the offices of Purchaser Counsel immediately following the execution hereof, or at such other location or time as the parties may agree.

    2.2  Closing Deliveries

        (a)   At the Closing, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i) one or more stock certificates, free and clear of all restrictive and other legends (except as expressly provided in Section 4.1(b) hereof), evidencing such number of Shares equal to the number of Units indicated below such Purchaser's name on the signature page of this Agreement, registered in the name of such Purchaser;

(ii) an Additional Investment Right, registered in the name of such Purchaser, pursuant to which such Purchaser shall have the right to acquire such number of Underlying Shares indicated below such Purchaser's name on the signature page of this Agreement, on the terms set forth therein;

(iii) a Warrant, registered in the name of such Purchaser, pursuant to which such Purchaser shall have the right to acquire such number of Underlying Shares indicated below such Purchaser's name on the signature page of this Agreement, on the terms set forth therein;

(iv) a legal opinion of Company Counsel, in the form of Exhibit C, executed by such counsel and delivered to the Purchasers; and

4 / STKR	2004 Exhibit 99.4

(v) duly executed Transfer Agent Instructions acknowledged by the Company's transfer agent.

        (b) At the Closing, each Purchaser shall deliver or cause to be delivered to the Company an amount equal to the Per Unit Purchase Price multiplied by the number of Units indicated below such Purchaser's name on the signature page of this Agreement, in United States dollars and in immediately available funds, by wire transfer to an account designated in writing to such Purchaser by the Company for such purpose.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

    3.1 Representations and Warranties of the Company

(a) Subsidiaries. The Company has no direct or indirect Subsidiaries other than those listed in Schedule 3.1(a). Except as disclosed in Schedule 3.1(a), the Company owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any Lien and all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

(b) Organization and Qualification. Each of the Company and the Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not reasonably be expected to, individually or in the aggregate, (i) adversely affect the legality, validity or enforceability of any Transaction Document, (ii) have or result in a material adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole on a consolidated basis, or (iii) adversely impair the Company's ability to perform fully on a timely basis its obligations under any of the Transaction Documents (any of (i), (ii) or (iii), a "Material Adverse Effect").

(c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further consent or action is required by the Company, its Board of Directors or its stockholders. Each of the Transaction Documents has been (or upon delivery will be) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect and the exercise by courts of equity powers).

5 / STKR	2004 Exhibit 99.4

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company's or any Subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which the Company or its securities are subject), or by which any property or asset of the Company or a Subsidiary is bound or affected other than, in the case of clauses (ii) and (iii) above, such events as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(e) Issuance of the Securities. The Securities (including the Underlying Shares) are duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens and shall not be subject to preemptive rights or similar rights of stockholders. The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable upon exercise of the Additional Investment Rights and the Warrants.

(f) Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock, options and other securities of the Company (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Company) is set forth in Schedule 3.1(f). All outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all applicable securities laws. Except as disclosed in Schedule 3.1(f), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. There are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) and the issue and sale of the Securities (including the Underlying Shares) will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities. To the knowledge of the Company, except as specifically disclosed in Schedule 3.1(f), no Person or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act), or has the right to acquire, by agreement with or by obligation binding upon the Company, beneficial ownership of in excess of 5% of the outstanding Common Stock, ignoring for such purposes any limitation on the number of shares of Common Stock that may be owned at any single time.

6 / STKR	2004 Exhibit 99.4

(g) SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one year preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials (together with any materials filed by the Company under the Exchange Act, whether or not required) being collectively referred to herein as the "SEC Reports" and, together with this Agreement and the Schedules to this Agreement, the "Disclosure Materials") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. The Company has delivered to each Purchaser true, correct and complete copies of all SEC Reports filed within the 10 days preceding the date hereof. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto (subject to normal year-end adjustments), and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All material agreements to which the Company or any Subsidiary is a party or to which the property or assets of the Company or any Subsidiary are subject are included as part of or specifically identified in the SEC Reports.

(h) Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports or in Schedule 3.1(h), (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the identity of its auditors, except as disclosed in its SEC Reports, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock-based plans.

(i) Absence of Litigation. Other than as set forth on Schedule 3.1(i), there is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j) Compliance. Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

7 / STKR	2004 Exhibit 99.4

(k) Title to Assets. Except as set forth on Schedule 3.1(k), the Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and the Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which, to the Company's knowledge, the Company and the Subsidiaries are in compliance.

(l) Certain Fees. Except for the fees described in Schedule 3.1(l), all of which are payable to entities that the Purchasers have represented to be registered broker-dealers, no brokerage or finder's fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement, and the Company has not taken any action that would cause any Purchaser to be liable for any such fees or commissions.

(m) Private Placement. Neither the Company nor any Person acting on the Company's behalf has sold or offered to sell or solicited any offer to buy the Securities by means of any form of general solicitation or advertising. Neither the Company nor any of its Affiliates nor any person acting on the Company's behalf has, directly or indirectly, at any time within the past six months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale of the Securities as contemplated hereby or (ii) cause the offering of the Securities pursuant to the Transaction Documents to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or stockholder approval provisions, including, without limitation, under the rules and regulations of any Trading Market. The Company is not, and is not an Affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Company is not a United States real property holding corporation within the meaning of the Foreign Investment in Real Property Tax Act of 1980.

(n) Form S-3 Eligibility. The Company is eligible to register its Common Stock for resale by the Purchasers using Form S-3 promulgated under the Securities Act.

(o) Listing and Maintenance Requirements. Other than as set forth on Schedule 3.1(o), the  Company has not, in the two years preceding the date hereof, received notice (written or oral) from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market . The Company is currently in compliance with all such listing and maintenance requirements.

(p) Registration Rights. Except as described in Schedule 3.1(p), the Company has not granted or agreed to grant to any Person any rights (including "piggy-back" registration rights) to have any securities of the Company registered with the Commission or any other governmental authority that have not been satisfied.

(q) Application of Takeover Protections. There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's charter documents or the laws of its state of incorporation that is or could become applicable to any of the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including, without limitation, as a result of the Company's issuance of the Securities and the Purchasers' ownership of the Securities.

8 / STKR	2004 Exhibit 99.4

(r) Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that constitutes or might constitute material, nonpublic information. The Company understands and confirms that each of the Purchasers will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure materials provided to the Purchasers under this Agreement regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by the Company are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed or will not be so disclosed following the press release and Form 8-K required by Section 4.6 hereof. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2.

(s) Acknowledgment Regarding Purchasers' Purchase of Securities. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm's length purchaser with respect to the Company and to this Agreement and the transactions contemplated hereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Purchasers' purchase of the Securities. The Company further represents to each Purchaser that the Company's decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(t) Patents and Trademarks. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could reasonably be expected to have a Material Adverse Effect (collectively, the "Intellectual Property Rights"). Neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.

(u) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(v) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect ("Material Permits"), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(w) Transactions With Affiliates and Employees. Except as set forth in SEC Reports filed at least ten days prior to the date hereof, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

9 / STKR	2004 Exhibit 99.4

(x) Solvency. After taking into account the proceeds received by the Company from this transaction and the proceeds from planned additional financing transactions and the proposed sale of the Company's New Hampshire real estate, based on the financial condition of the Company as of the Closing Date, (i) the Company's fair saleable value of its assets (assuming an orderly liquidation) exceeds the amount that will be required to be paid on or in respect of the Company's existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets (in an orderly liquidation), after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(y) Internal Accounting Controls. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

   3.2 Representations and Warranties of the Purchasers. Each Purchaser hereby, as to itself only and for no other Purchaser, represents and warrants to the Company as follows:

(a) Organization; Authority. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The purchase by such Purchaser of the Shares, the Additional Investment Rights and the Warrants hereunder has been duly authorized by all necessary action on the part of such Purchaser. This Agreement has been duly executed and delivered by such Purchaser and constitutes the valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms.

(b) Investment Intent. Such Purchaser is acquiring the Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to such Purchaser's right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Securities pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold Securities for any specific period of time.

(c) Purchaser Status. At the time such Purchaser was offered the Shares, the Additional Investment Rights and the Warrants, it was, and at the date hereof it is, an "accredited investor" as defined in Rule 501(a) under the Securities Act.

(d) Experience of such Purchaser. Such Purchaser, either alone or together with its representatives has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

10 / STKR	2004 Exhibit 99.4

ARTICLE IV
OTHER AGREEMENTS OF THE PARTIES

   4.1 Transfer Restrictions.

(a) Securities may only be disposed of pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or to the Company or pursuant to Rule 144(k), except as otherwise set forth herein, the Company may require the transferor to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration under the Securities Act. Notwithstanding the foregoing, the Company hereby consents to and agrees to register on the books of the Company and with its transfer agent, without any such legal opinion, any transfer of Securities by a Purchaser to an Affiliate of such Purchaser, provided that the transferee certifies to the Company that it is an "accredited investor" as defined in Rule 501(a) under the Securities Act and such transferee executes a joinder to this Agreement.

(b) The Purchasers agree to the imprinting, so long as is required by this Section 4.1(b), of the following legend on any certificate evidencing Securities:

[NEITHER] THESE SECURITIES [NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE] HAVE [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS. NOTWITHSTANDING THE FOREGOING, THESE SECURITIES [AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY SUCH SECURITIES.

Certificates evidencing Securities shall not be required to contain such legend or any other legend (i) while a Registration Statement covering the resale of such Securities is effective under the Securities Act, or (ii) following any sale of such Securities pursuant to Rule 144, or (iii) if such Securities are eligible for sale under Rule 144(k). The Company shall cause its counsel to issue the legal opinion included in the Transfer Agent Instructions to the Company's transfer agent on the Effective Date. Following the Effective Date or at such earlier time as a legend is no longer required for certain Securities, the Company will no later than three Trading Days following the delivery by a Purchaser to the Company or the Company's transfer agent of a legended certificate representing such Securities, deliver or cause to be delivered to such Purchaser a certificate representing such Securities that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section, except as required by law, regulation or the requirements of the applicable Trading Market. Each Purchaser, individually as to itself only, agrees to indemnify the Company or any of its officers or directors from any Losses and any reasonable legal and other expenses (including the costs of any investigation, preparation and travel) arising solely out of such Purchaser's failure to (i) comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of the Registrable Securities pursuant to the Registration Statement, or (ii) sell such Registrable Securities in a manner described in the Registration Statement. The indemnification obligations under this paragraph shall be in addition to any liability that the Purchaser may otherwise have and shall be binding upon and inure to the benefit of any successors or assigns of the Company.

11 / STKR	2004 Exhibit 99.4

(c) The Company acknowledges and agrees that a Purchaser may from time to time pledge or grant a security interest in some or all of the Securities in connection with a bona fide margin agreement or other loan or financing arrangement secured by the Securities and, if required under the terms of such agreement, loan or arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Purchaser's expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders thereunder.

(d) Certain Trading Limitations. Each Purchaser agrees that beginning on the date hereof until the earlier to occur of (a) 120 days from the Closing Date and (b) the Effective Date of the Registration Statement, it will not enter into any Short Sales. For purposes of this Section 4.1(d), a "Short Sale" by a Purchaser means a sale of Common Stock that is marked as a short sale and that is executed at a time when such Purchaser has no equivalent offsetting long position in the Common Stock. For purposes of determining whether a Purchaser has an equivalent offsetting long position in the Common Stock, all Common Stock and all Common Stock that would be issuable upon conversion or exercise in full of all Options then held by such Purchaser (assuming that such Options were then fully convertible or exercisable, notwithstanding any provisions to the contrary, and giving effect to any conversion or exercise price adjustments scheduled to take effect in the future) shall be deemed to be held long by such Purchaser.

   4.2  Furnishing of Information.  As long as any Purchaser owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. Upon the request of any Purchaser, the Company shall deliver to such Purchaser a written certification of a duly authorized officer as to whether it has complied with the preceding sentence. As long as any Purchaser owns Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Purchasers and make publicly available in accordance with paragraph (c) of Rule 144 such information as is required for the Purchasers to sell the Securities under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request to satisfy the provisions of Rule 144 applicable to the issuer of securities relating to transactions for the sale of securities pursuant to Rule 144.

   4.3 Integration. The Company shall not, and shall use commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market.

   4.4 Reservation of Securities. The Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may be required to fulfill its obligations in full under the Transaction Documents. In the event that at any time the then authorized shares of Common Stock are insufficient for the Company to satisfy its obligations in full under the Transaction Documents, the Company shall promptly take such actions as may be required to increase the number of authorized shares.

   4.5 Subsequent Placements.

(a) From the date hereof until the Effective Date, the Company will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or the Subsidiaries' equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for Common Stock or Common Stock Equivalents (any such offer, sale, grant, disposition or announcement being referred to as a "Subsequent Placement").

(b) From the Effective Date until 30 Trading Days after the Effective Date (the "Blockout Period"), the Company will not, directly or indirectly, effect any Subsequent Placement except as set forth in Section 4.5(e).

12 / STKR	2004 Exhibit 99.4

(c) The Blockout Period set forth in Section 4.5(b) above shall be extended for the number of Trading Days during such period in which (i) trading in the Common Stock is suspended by any Trading Market, (excluding general suspensions of trading in such Trading Market), (ii) the Registration Statement is not effective after the Required Effectiveness Date, or (iii) the prospectus included in the Registration Statement may not be used by the Purchasers for the resale of Registrable Securities thereunder.

(d) From the end of the Blockout Period until the one year anniversary thereof, the Company will not, directly or indirectly, effect any Subsequent Placement unless the Company shall have first complied with this Section 4.5(d).

(i) The Company shall deliver to each Purchaser a written notice (the "Offer") of any proposed or intended issuance or sale or exchange of the securities being offered (the "Offered Securities") in a Subsequent Placement, which Offer shall (w) identify and describe the Offered Securities, (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the persons or entities to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with each Purchaser (A) a pro rata portion of the Offered Securities based on such Purchaser's pro rata portion of the aggregate purchase price paid by the Purchasers for all of the Shares purchased hereunder (the "Basic Amount"), and (B) with respect to each Purchaser that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other Purchasers as such Purchaser shall indicate it will purchase or acquire should the other Purchasers subscribe for less than their Basic Amounts (the "Undersubscription Amount").

(ii) To accept an Offer, in whole or in part, a Purchaser must deliver a written notice to the Company prior to the end of the ten (10) Trading Day period of the Offer, setting forth the portion of the Purchaser's Basic Amount that such Purchaser elects to purchase and, if such Purchaser shall elect to purchase all of its Basic Amount, the Undersubscription Amount, if any, that such Purchaser elects to purchase (in either case, the "Notice of Acceptance"). If the Basic Amounts subscribed for by all Purchasers are less than the total of all of the Basic Amounts, then each Purchaser who has set forth an Undersubcription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Basic Amounts subscribed for (the "Available Undersubscription Amount"), each Purchaser who has subscribed for any Undersubscription Amount shall be entitled to purchase on that portion of the Available Undersubscription Amount as the Basic Amount of such Purchaser bears to the total Basic Amounts of all Purchasers that have subscribed for Undersubscription Amounts, subject to rounding by the Board of Directors to the extent its deems reasonably necessary.

(iii) The Company shall have ten (10) Trading Days from the expiration of the period set forth in Section 4.5(d)(ii) above to issue, sell or exchange (or any binding commitments thereto) all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Purchasers (the "Refused Securities"), but only to the offerees described in the Offer and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring person or persons or less favorable to the Company than those set forth in the Offer.

13 / STKR	2004 Exhibit 99.4

(iv) In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 4.5(d)(iii) above), then each Purchaser may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the Purchaser elected to purchase pursuant to Section 4.5(d)(ii) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Purchasers pursuant to Section 4.5(c)(ii) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Purchaser so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Purchasers in accordance with Section 4.5(d)(i) above.

(v) Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Purchasers shall acquire from the Company, and the Company shall issue to the Purchasers, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 4.5(d)(iv) above if the Purchasers have so elected, upon the terms and conditions specified in the Offer. The purchase by the Purchasers of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Purchasers of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Purchasers and their respective counsel.

(e) The restrictions contained in paragraphs (a), (b) and (d) of this Section 4.5 shall not apply to Excluded Stock.

14 / STKR	2004 Exhibit 99.4

   4.6 Securities Laws Disclosure; Publicity. The Company shall, on or before 8:30 a.m., New York City time, on February 4, 2004, issue a press release reasonably acceptable to the Purchasers disclosing all material terms of the transactions contemplated hereby. On the first Trading Day following the Closing Date, the Company shall file a Current Report on Form 8-K with the Commission (the "8-K Filing") describing the terms of the transactions contemplated by the Transaction Documents and including as exhibits to such Current Report on Form 8-K this Agreement and the form of both the Additional Investment Rights and the Warrants, in the form required by the Exchange Act. Thereafter, the Company shall timely file any filings and notices required by the Commission or applicable law with respect to the transactions contemplated hereby and provide copies thereof to the Purchasers at least two days prior to such filing or dissemination. The Company and the Purchasers shall consult with each other in issuing any press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or Trading Market with respect to the transactions contemplated hereby, and neither party shall issue any such press release or otherwise make any such public statement, filing or other communication concerning the transaction contemplated hereby without the prior consent of the other (which shall not be unreasonably withheld or delayed), except if such disclosure is required by law, regulation or requirement of a Trading Market, in which case the disclosing party shall use commercially reasonable efforts to promptly provide the other party with prior notice of such public statement, filing or other communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser (which shall not be unreasonably withheld), except to the extent such disclosure (but not any disclosure as to the controlling Persons thereof) is required by law or Trading Market regulations or requested by the Trading Markets, in which case the Company shall provide the Purchasers with prior notice of such disclosure. The Purchasers hereby consent to the inclusion of their names in the registration statement filed pursuant to Article VI hereof and acknowledge that the Company's Trading Market has requested disclosure of such Purchaser's name and details of their purchase. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents not to, provide any Purchaser with any material nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing without the express written consent of such Purchaser. In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, a Purchaser shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents, provided that such Purchaser shall use commercially reasonably efforts to notify the Company a reasonable period of time prior to publicly disclosing such information. No Purchaser shall have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, shareholders or agents for any such disclosure, except in the case of gross negligence or willful misconduct by the Purchaser. Subject to the foregoing, neither the Company nor any Purchaser shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Purchaser, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) each Purchaser shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).

   4.7 Use of Proceeds. Except as set forth on Schedule 4.7, the Company shall use the net proceeds from the sale of the Securities hereunder for working capital purposes and not (i) for the satisfaction of any portion of the Company's debt (other than payment of trade payables, and accrued expenses in the ordinary course of the Company's business and prior practices), (ii) to redeem any Company equity or equity-equivalent securities, or (iii) to settle any outstanding litigation.

15 / STKR	2004 Exhibit 99.4

   4.8 Reimbursement. If any Purchaser or any of its Affiliates or any officer, director, partner, controlling person, employee or agent of a Purchaser or any of its Affiliates (a "Related Person") becomes involved in any capacity in any Proceeding brought by or against any Person in connection with or as a result of the transactions contemplated by the Transaction Documents, the Company will indemnify and hold harmless such Purchaser or Related Person for its reasonable legal and other expenses (including the costs of any investigation, preparation and travel) and for any Losses incurred in connection therewith, as such expenses or Losses are incurred, excluding only Losses that result directly from such Purchaser's or Related Person's gross negligence or willful misconduct. In addition, the Company shall indemnify and hold harmless each Purchaser and Related Person from and against any and all Losses, as incurred, arising out of or relating to any breach by the Company of any of the representations, warranties or covenants made by the Company in this Agreement or any other Transaction Document, or any allegation by a third party that, if true, would constitute such a breach. The conduct of any Proceedings for which indemnification is available under this paragraph shall be governed by Section 6.4(c) below. The indemnification obligations of the Company under this paragraph shall be in addition to any liability that the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Purchasers and any such Related Persons. The Company also agrees that neither the Purchasers nor any Related Persons shall have any liability to the Company or any Person asserting claims on behalf of or in right of the Company in connection with or as a result of the transactions contemplated by the Transaction Documents, except to the extent that any Losses incurred by the Company result from the gross negligence or willful misconduct of the applicable Purchaser or Related Person in connection with such transactions. If the Company breaches its obligations under any Transaction Document, then, in addition to any other liabilities the Company may have under any Transaction Document or applicable law, the Company shall pay or reimburse the Purchasers on demand for all costs of collection and enforcement (including reasonable attorneys fees and expenses). Without limiting the generality of the foregoing, the Company specifically agrees to reimburse the Purchasers on demand for all reasonable costs of enforcing the indemnification obligations in this paragraph.

ARTICLE V
CONDITIONS

   5.1 Conditions Precedent to the Obligations of the Purchasers. The obligation of each Purchaser to acquire Securities at the Closing is subject to the satisfaction or waiver by such Purchaser, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date when made and as of the Closing as though made on and as of such date; and

(b) Performance. The Company and each other Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.

   5.2 Conditions Precedent to the Obligations of the Company. The obligation of the Company to sell Securities at the Closing is subject to the satisfaction or waiver by the Company, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchasers contained herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made on and as of such date; and

(b) Performance. The Purchasers shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Purchasers at or prior to the Closing.

16 / STKR	2004 Exhibit 99.4

ARTICLE VI
REGISTRATION RIGHTS

   6.1 Shelf Registration

(a) As promptly as possible, and in any event on or prior to the Filing Date, the Company shall prepare and file with the Commission a "Shelf" Registration Statement covering the resale of all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415. The Registration Statement shall be on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form in accordance herewith as the Purchasers may consent) and shall contain (except if otherwise directed by the Purchasers) the "Plan of Distribution" attached hereto as Exhibit D.

(b) The Company shall use its best efforts to cause the Registration Statement to be declared effective by the Commission as promptly as possible after the filing thereof, but in any event prior to the Required Effectiveness Date, and shall use its best efforts to keep the Registration Statement continuously effective under the Securities Act until the fifth anniversary of the Effective Date or such earlier date when all Registrable Securities covered by such Registration Statement have been sold publicly or may be sold pursuant to paragraph (k) of Rule 144 (the "Effectiveness Period").

(c) The Company shall notify each Purchaser in writing promptly (and in any event within one business day) after receiving notification from the Commission that the Registration Statement has been declared effective.

(d) (d) Subject to Section 6.1(e) below, upon the occurrence of any Event (as defined below) and on every monthly anniversary thereof until the applicable Event is cured, as partial relief for the damages suffered therefrom by the Purchasers (which remedy shall not be exclusive of any other remedies available under this Agreement, at law or in equity), the Company shall pay to each Purchaser an amount in cash, as liquidated damages and not as a penalty, equal to 1.0% of the aggregate purchase price paid by such Purchaser hereunder for the first month and 1.5% for each month thereafter, prorated for any partial month. The payments to which a Purchaser shall be entitled pursuant to this Section 6.1(d) are referred to herein as "Event Payments". Any Event Payments payable pursuant to the terms hereof shall apply on a pro-rata basis for any portion of a month prior to the cure of an Event. In the event the Company fails to make Event Payments in a timely manner, such Event Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full.

For such purposes, each of the following shall constitute an "Event":

(i) the Registration Statement is not filed on or prior to the Filing Date or is not declared effective on or prior to the Required Effectiveness Date; provided, however, that for the purposes of the Event Payment under this Section 6.1(d) only, the Company shall have an additional 13 days to cure the failure to file on the Filing Date before such Event Payment is due to the Purchasers under this Section 6.1(d);

(ii) after the Effective Date, a Purchaser is not permitted to sell Registrable Securities under the Registration Statement (or a subsequent Registration Statement filed in replacement thereof) for any reason for five or more Trading Days;

(iii) the Common Stock is not listed or quoted, or is suspended from trading, on an Eligible Market for a period of five Trading Days (which need not be consecutive Trading Days);

(iv) the Company fails for any reason to deliver a certificate evidencing any Securities to a Purchaser within five Trading Days after delivery of such certificate is required pursuant to any Transaction Document or the exercise rights of the Purchasers pursuant to the Transaction Documents are otherwise suspended for any reason; or

(v) the Company fails to have available a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock available to issue Underlying Shares upon any exercise of the Additional Investment Rights or the Warrants or, at any time following the Effective Date, any Shares or Underlying Shares are not listed on an Eligible Market.

17 / STKR	2004 Exhibit 99.4

(e) Notwithstanding anything in this Agreement to the contrary, the Company may, by written notice to the Purchasers, suspend sales under a Registration Statement after the Effective Date thereof and/or require that the Purchasers immediately cease the sale of shares of Common Stock pursuant thereto and/or defer the filing of any subsequent Registration Statement if at any time the Company determines in good faith that such Registration Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and cannot be utilized in connection with the sale of shares of Common Stock until it has been appropriately amended. Upon receipt of such notice, each Purchaser shall immediately discontinue any sales of Registrable Securities pursuant to such registration until such Purchaser has received copies of a supplemented or amended Prospectus or until such Purchaser is advised in writing by the Company that the then-current Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus. In no event, however, shall this right be exercised to suspend sales beyond the period during which (in the good faith determination of the Company) the failure to require such suspension would be materially detrimental to the Company. Furthermore, in no event may the Company exercise its rights hereunder more than two times or for a period of more than 30 days in any twelve month period. Immediately after the end of any suspension period under this Section 6.1(e), the Company shall take all necessary actions (including filing any required supplemental prospectus) to restore the effectiveness of the applicable Registration Statement and the ability of the Purchasers to publicly resell their Registrable Securities pursuant to such effective Registration Statement.

(f) The Company shall not, prior to the Effective Date of the Registration Statement, prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities.

   6.2 Registration Procedures. In connection with the Company's registration obligations hereunder, the Company shall:

(a) (a) Not less than three Trading Days prior to the filing of a Registration Statement or any related Prospectus or any amendment, or not less than one Trading Day for any supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), the Company shall (i) furnish to each Purchaser and any counsel designated by any Purchaser (each, a "Purchaser Counsel", and Vertical Ventures, LLC, a Purchaser, has initially designated Proskauer Rose LLP as its Purchaser Counsel) copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of each Purchaser and Purchaser Counsel, and (ii) cause its officers and directors, counsel and independent certified public accountants to respond to such reasonable inquiries as shall be necessary, in the reasonable opinion of respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act. The Company shall not file a Registration Statement or any such Prospectus or any amendments or supplements thereto to which Purchasers holding a majority of the Registrable Securities shall reasonably object in writing within three Trading Days of receiving (or one Trading Day in the case of supplements).

(b) (i) Prepare and file with the Commission such amendments, including post-effective amendments, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period and prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (iii) respond as promptly as reasonably possible, and in any event within ten days, to any comments received from the Commission with respect to the Registration Statement or any amendment thereto and promptly provide the Purchasers true and complete copies of all correspondence from and to the Commission relating to the Registration Statement; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by the Purchasers thereof set forth in the Registration Statement as so amended or in such Prospectus as so supplemented

18 / STKR	2004 Exhibit 99.4

(c) Notify the Purchasers of Registrable Securities to be sold and each Purchaser Counsel as promptly as reasonably possible, and (if requested by any such Person) confirm such notice in writing no later than one Trading Day thereafter, of any of the following events: (i) the Commission notifies the Company whether there will be a "review" of any Registration Statement; (ii) the Commission comments in writing on any Registration Statement (in which case the Company shall deliver to each Purchaser a copy of such comments and of all written responses thereto); (iii) any Registration Statement or any post-effective amendment is declared effective; (iv) the Commission or any other Federal or state governmental authority requests any amendment or supplement to any Registration Statement or Prospectus or requests additional information related thereto; (v) the Commission issues any stop order suspending the effectiveness of any Registration Statement or initiates any Proceedings for that purpose; (vi) the Company receives notice of any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, or the initiation or threat of any Proceeding for such purpose; or (vii) the financial statements included in any Registration Statement become ineligible for inclusion therein or any statement made in any Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference is untrue in any material respect or any revision to a Registration Statement, Prospectus or other document is required so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Use its best efforts to avoid the issuance of or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of any Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as soon as possible.

(e) Furnish to each Purchaser and Purchaser Counsel, without charge, at least one conformed copy of each Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission.

(f) Promptly deliver to each Purchaser and Purchaser Counsel, without charge, as many copies of the Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request. The Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Purchasers in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(g) (i) In the time and manner required by each Trading Market, prepare and file with such Trading Market an additional shares listing application covering all of the Registrable Securities; (ii) take all steps necessary to cause such Registrable Securities to be approved for listing on each Trading Market as soon as possible thereafter; (iii) provide to the Purchasers evidence of such listing (if applicable); and (iv) maintain the listing of such Registrable Securities on each such Trading Market or another Eligible Market.

(h) Prior to any public offering of Registrable Securities, use commercially reasonable efforts to register or qualify or cooperate with the selling Purchasers and respective Purchaser Counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as any Purchaser requests in writing, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by a Registration Statement.

(i) Cooperate with the Purchasers to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by this Agreement, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Purchasers may request.

19 / STKR	2004 Exhibit 99.4

(j) Upon the occurrence of any event described in Section 6.2(c)(vii), as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(k) Cooperate with any due diligence investigation undertaken by the Purchasers in connection with the sale of Registrable Securities, including, without limitation, by making available any documents and information; provided that the Company will not deliver or make available to any Purchaser material, nonpublic information unless such Purchaser specifically requests in advance to receive material, nonpublic information in writing.

(l) Comply with all applicable rules and regulations of the Commission.

   6.3 Registration Expenses. The Company shall pay (or reimburse the Purchasers for) all fees and expenses incident to the performance of or compliance with this Agreement by the Company, including without limitation (a) all registration and filing fees and expenses, including without limitation those related to filings with the Commission, any Trading Market and in connection with applicable state securities or Blue Sky laws, (b) printing expenses (including without limitation expenses of printing certificates for Registrable Securities and of printing prospectuses requested by the Purchasers), (c) messenger, telephone and delivery expenses, (d) fees and disbursements of counsel for the Company, (e) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement, and (f) all listing fees to be paid by the Company to the Trading Market.

   6.4 Indemnification

(a) Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Purchaser, the officers, directors, partners, members, agents, brokers, investment advisors and employees of each of them, each Person who controls any such Purchaser (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (i) such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding such Purchaser furnished in writing to the Company by such Purchaser expressly for use therein, or to the extent that such information relates to such Purchaser or such Purchaser's proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Purchaser expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (ii) in the case of an occurrence of an event of the type specified in Section 6.2(c)(v)-(vii), the use by such Purchaser of an outdated or defective Prospectus after the Company has notified such Purchaser in writing that the Prospectus is outdated or defective and prior to the receipt by such Purchaser of the Advice contemplated in Section 6.5. The Company shall notify the Purchasers promptly of the institution, threat or assertion of any Proceeding of which the Company is aware in connection with the transactions contemplated by this Agreement.

20 / STKR	2004 Exhibit 99.4

(b) Indemnification by Purchasers. Each Purchaser shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses (as determined by a court of competent jurisdiction in a final judgment not subject to appeal or review) arising solely out of any untrue statement of a material fact contained in the Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto, or arising solely out of any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by such Purchaser to the Company specifically for inclusion in such Registration Statement or such Prospectus or to the extent that (i) such untrue statements or omissions are based solely upon information regarding such Purchaser furnished in writing to the Company by such Purchaser expressly for use therein, or to the extent that such information relates to such Purchaser or such Purchaser's proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Purchaser expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (ii) in the case of an occurrence of an event of the type specified in Section 6.2(c)(v)-(vii), the use by such Purchaser of an outdated or defective Prospectus after the Company has notified such Purchaser in writing that the Prospectus is outdated or defective and prior to the receipt by such Purchaser of the Advice contemplated in Section 6.5. In no event shall the liability of any selling Purchaser hereunder be greater in amount than the dollar amount of the net proceeds received by such Purchaser upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an "Indemnified Party"), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the "Indemnifying Party") in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (ii) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (iii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised in writing by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party provided that such separate counsel shall be reasonably satisfactory to the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed. No Indemnifying Party shall, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

21 / STKR	2004 Exhibit 99.4

All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten Trading Days of written notice thereof to the Indemnifying Party, together with reasonable documentation of such expenses, (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

(d) Contribution. If a claim for indemnification under Section 6.4(a) or (b) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 6.4(c), any reasonable attorneys' or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.4(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 6.4(d), no Purchaser shall be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by such Purchaser from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

   6.5 Dispositions. Each Purchaser agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement. Each Purchaser further agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Sections 6.2(c)(v), (vi) or (vii), such Purchaser will discontinue disposition of such Registrable Securities under the Registration Statement until such Purchaser's receipt of the copies of the supplemented Prospectus and/or amended Registration Statement contemplated by Section 6.2(j), or until it is advised in writing (the "Advice") by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. The Company may provide appropriate stop orders to enforce the provisions of this paragraph.

   6.6 No Piggyback on Registrations. Except as set forth in Schedule 6.6, neither  the Company nor any of its security holders (other than the Purchasers in such capacity pursuant hereto) may include securities of the Company in the Registration Statement other than the Registrable Securities, and the Company shall not after the date hereof enter into any agreement providing any such right to any of its security holders.

22 / STKR	2004 Exhibit 99.4

   6.7 Piggy-Back Registrations. If at any time during the Effectiveness Period there is not an effective Registration Statement covering all of the Registrable Securities and the Company shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then the Company shall send to each Purchaser written notice of such determination and if, within fifteen days after receipt of such notice, any such Purchaser shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Securities such Purchaser requests to be registered.; provided that, if the managing underwriter or underwriters of any such offering have informed the company, that it is their opinion that the total number of shares which the Company (such shares, "Primary Shares"), holders of Registrable shares and any other Person participating in such registration (such shares, "Other Shares") intend to include in such offering would interfere with the successful marketing (including pricing) of such offering, then the number of Primary Shares, Registrable Shares and Other Shares proposed to be included in such registration shall be included in the following order: (i) first, the Primary shares; and (ii) second, the Registrable Shares and the Other Shares, pro rata among holders of Registrable Shares and the holders of Other Shares that have requested that their Registrable Shares or Other Shares, as applicable, be included in such registration based upon the number of Registrable Shares or Other Shares, as applicable, that each such holder of Registrable Shares or Other Shares has requested to be registered.

ARTICLE VII
MISCELLANEOUS

   7.1 Termination. This Agreement may be terminated by the Company or any Purchaser, by written notice to the other parties, if the Closing has not been consummated by the third Business Day following the date of this Agreement; provided that no such termination will affect the right of any party to sue for any breach by the other party (or parties).

   7.2 Fees and Expenses. At the Closing, the Company shall pay to Vertical Ventures, LLC an aggregate of $15,000 for their legal fees and expenses incurred in connection with its due diligence and the preparation and negotiation of the Transaction Documents, of which amount $5,000 has been previously paid by the Company to the Purchaser Counsel. In lieu of the foregoing payment, Vertical Ventures, LLC may retain such amount at the Closing or require the Company to pay such amount directly to Purchaser Counsel. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the issuance of the Securities.

   7.3 Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Company will execute and deliver to the Purchasers such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

   7.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (c) the Trading Day following the date of deposit with a nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses and facsimile numbers for such notices and communications are those set forth on the signature pages hereof, or such other address or facsimile number as may be designated in writing hereafter, in the same manner, by any such Person.

23 / STKR	2004 Exhibit 99.4

7.5 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and each of the Purchasers or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of Purchasers under Article VI and that does not directly or indirectly affect the rights of other Purchasers may be given by Purchasers holding at least a majority of the Registrable Securities to which such waiver or consent relates.

   7.6 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

   7.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers. Any Purchaser may assign its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the "Purchasers." Notwithstanding anything to the contrary herein, Securities may be assigned to any Person in connection with a bona fide margin account or other loan or financing arrangement secured by such Securities.

   7.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that each Related Person is an intended third party beneficiary of Section 4.8 and each Indemnified Party is an intended third party beneficiary of Section 6.4 and (in each case) may enforce the provisions of such Sections directly against the parties with obligations thereunder.

   7.9 Governing Law; Venue; Waiver Of Jury Trial. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN FOR THE ADJUDICATION OF ANY DISPUTE BROUGHT BY ANY PURCHASER HEREUNDER, IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PURCHASER, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PURCHASER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN DELAWARE, FOR THE ADJUDICATION OF ANY DISPUTE BROUGHT BY THE COMPANY HEREUNDER, IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE COMPANY, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT OR THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. THE COMPANY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

   7.10 Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery and/or exercise of the Securities, as applicable.

24 / STKR	2004 Exhibit 99.4

   7.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

   7.12 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

   7.13 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights unless the Company has proceeded and is continuing to proceed in a diligent and good faith fashion.

   7.14 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.

   7.15 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

   7.16 Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser hereunder or pursuant to either the Additional Investment Rights or the Warrants, or any Purchaser enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company by a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

   7.17 Adjustments in Share Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date hereof, each reference in any Transaction Document to a number of shares or a price per share shall be amended to appropriately account for such event.

25 / STKR	2004 Exhibit 99.4

   7.18 Independent Nature of Purchasers' Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. The decision of each Purchaser to purchase Shares pursuant to this Agreement has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or of the Subsidiary which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser or any of its agents or employees shall have any liability to any other Purchaser (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Document. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no other Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment hereunder. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

[SIGNATURE PAGES TO FOLLOW]

26 / STKR	2004 Exhibit 99.4

            IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

STOCKERYALE, INC..

By: /s/ Mark W. Blodgett

Name: Mark W. Blodgett

Title: Chief Executive Officer

Address for Notice:

32 Hampshire Road

Salem, NH 03079

Phone: 603-893-8778

Fax: 603-898-8851

Attn: Mark W. Blodgett

With a copy to: Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Facsimile No.: 617-523-1231

Telephone No.: 617-570-1000

Attn: John Haggerty

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES FOR PURCHASERS FOLLOW]

27 / STKR	2004 Exhibit 99.4

Van Wagoner Private Opportunities

By: /s/ Garrett Van Wagoner

Name: Garrett Van Wagoner

Title: Fund Manager

Number of Units: 500,000

Underlying Shares subject to

Additional Investment Rights: 125,000

Underlying Shares

subject to Warrants: 125,000

Address for Notice:

Van Wagoner Capital Management

435 Pacific Avenue, Suite 400

San Francisco, CA 94133

Telephone No.: (415) 835-5000

Attn: Garret Van Wagoner

28 / STKR	END	2004 Exhibit 99.4